Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Reports Second Quarter 2016 Financial Results

UCT Exceeds Revenue and EPS Guidance

HAYWARD, Calif., July 28, 2016 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries, today reported its financial results for the second quarter ended June 24, 2016.

“The second quarter saw double digit sequential revenue growth, reflecting continued strength in the semiconductor capital equipment market,” said Jim Scholhamer, UCT's Chief Executive Officer. “We again made strides on our strategic initiatives as an integrated manufacturing partner through our continued investments to better meet our customers’ needs. With the ongoing transition to 3D semiconductor device architectures and 10nm investments, our exposure to these high growth areas presents us with more opportunities to play an integral role with our customers.”

GAAP Financial Results

Total revenue for the second quarter of 2016 was $129.8 million, an increase of 15.7% compared to the first quarter of 2016 and 10.4% compared to the same period a year ago. Semiconductor revenue increased 10.6% compared to the first quarter of 2016 and 6.0% compared to the same period a year ago. Total revenue from outside the U.S. in the second quarter of 2016 rose 18.9% sequentially and 52.6% compared to the same period a year ago.

Gross margin for the second quarter of 2016 was 14.7%, compared to 13.0% for the first quarter of 2016 and 16.0% for the same period a year ago.

Net income for the second quarter of fiscal 2016 was $0.7 million, or $0.02 per share (basic and diluted), compared to net loss of $3.2 million, or $0.10 per share (basic and diluted), in the previous quarter and net income of $2.2 million, or $0.07 per share (basic and diluted), for the same period a year ago.

Net cash increased $2.2 million compared to the first quarter of 2016. Cash and cash equivalents at the end of the second quarter of 2016 were $44.1 million, a decrease of $1.5 million compared to the first quarter of 2016. Outstanding debt was $69.9 million at the end of the second quarter of 2016, a decrease of $3.7 million compared to the first quarter of 2016.

Non-GAAP Financial Results

Non-GAAP net income for the second quarter of 2016 was $3.2 million and non-GAAP net income per diluted share was $0.10 for the second quarter of 2016. Non-GAAP net income and non-GAAP net income per diluted share for the second quarter of 2016 exclude (i) pre-tax charges of $1.4 million for intangible assets amortization costs and $70,000 of costs related to the closure of one of the Company’s U.S. facilities, offset partially by a corresponding increase in tax expense of approximately $0.4 million, and (ii) $1.4 million of income tax expense related to income tax valuation allowances. This compares to non-GAAP net income and non-GAAP net income per diluted share of approximately breakeven for the first quarter of 2016 and non-GAAP net income of $3.2 million and non-GAAP net income per diluted share of $0.10 for the second quarter of 2015.

The Company has provided a reconciliation of GAAP to non-GAAP financial measures in the financial statement tables included in this press release.

Third Quarter 2016 Outlook

The Company expects revenue to be between $133.0 million to $138.0 million and GAAP diluted net income per share to be approximately breakeven. The Company expects non-GAAP net income per diluted share, which excludes pre-tax charges for intangible assets amortization costs of $1.4 million and costs associated with the executive transition of $1.2 million to be in the range of $0.11 to $0.14.

Conference Call

UCT will conduct a conference call today, Thursday, July 28, 2016, beginning at 1:45 p.m. PDT. The call-in number is (877) 870-4263 (domestic) and (412) 317-0790 (international). A replay of the conference will be available for seven days following the call at (877) 344-7529 (domestic) and (412) 317-0088 (international). The confirmation number for live broadcast and replay is 10089596 (all callers).

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean’s customers are primarily original equipment manufacturers for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Use of Non-GAAP Measures

Management uses non-GAAP net income and net income per diluted share to evaluate the Company's operating and financial results. The Company believes the presentation of non-GAAP results is useful to investors for analyzing our core business and business trends and comparing performance to prior periods, along with enhancing investors' ability to view the Company's results from management's perspective. The presentation of this additional information should not be considered a substitute for results prepared in accordance with GAAP. Tables presenting reconciliations of non-GAAP results to U.S. GAAP results are included at the end of this press release.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward-looking statements" (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates,", “projection”, “forecast”, "believes," "plan," "expect," "future,"' "intends," "may," "will," "estimates," "predicts," and similar expressions to identify these forward-looking statements. Forward looking statements included in this press release include our expectations about the semiconductor capital equipment market and with respect to our third quarter 2016 revenue, diluted net income per share and non-GAAP net income per diluted share. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, the Company’s actual results may differ materially from the results predicted or implied by these forward-looking statements. These risks, uncertainties and other factors also include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended December 25, 2015 as filed with the Securities and Exchange Commission and subsequently filed quarterly reports on Form 10-Q. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise unless required by law.

Contact:

Ultra Clean Holdings, Inc.

Sheri Brumm

Senior VP Finance and Chief Financial Officer

(510) 576-4704

 ULTRA CLEAN HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in thousands, except per share data)

	Three months ended		Six months ended
	June 24,	June 26,	June 24,	June 26,
	2016	2015	2016	2015

Sales	$129,831	$117,549	$242,060	$242,867
Cost of goods sold	110,810	98,727	208,469	204,126
Gross profit	19,021	18,822	33,591	38,741

Operating expenses:
Research and development	2,359	2,401	4,635	4,967
Sales and marketing	2,785	2,805	5,718	5,650
General and administrative	10,158	10,188	20,217	22,048
Total operating expenses	15,302	15,394	30,570	32,665
Income from operations	3,719	3,428	3,021	6,076
Interest and other income (expense), net	(836)	(359)	(1,927)	(1,315)
Income before provision for income taxes	2,883	3,069	1,094	4,761
Income tax provision	2,160	862	3,610	1,381
Net income (loss)	$723	$2,207	$(2,516)	$3,380

Net income (loss) per share:
Basic	$0.02	$0.07	$(0.08)	$0.11
Diluted	$0.02	$0.07	$(0.08)	$0.11
Shares used in computing net income (loss) per share:
Basic	32,565	31,615	32,437	31,042
Diluted	32,792	31,777	32,437	31,358

 ULTRA CLEAN HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in thousands)

	June 24,	December 25,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$44,053	$50,103
Accounts receivable, net of allowance	73,069	59,148
Inventory	90,302	72,716
Other current assets	6,891	8,172
Total current assets	214,315	190,139

Equipment and leasehold improvements, net	18,117	17,267
Goodwill	85,248	85,248
Purchased intangibles, net	39,903	42,782
Other non-current assets	753	717
Total assets	$358,336	$336,153

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank borrowings	$12,992	$12,744
Accounts payable	64,712	39,660
Other current liabilities	15,188	12,307
Total current liabilities	92,892	64,711

Bank borrowings, net of current portion	56,934	62,795
Other long-term liabilities	8,232	7,704
Total liabilities	158,058	135,210

Stockholders’ equity:
Common stock	174,828	172,975
Retained earnings	25,470	27,986
Accumulated other comprehensive loss	(20)	(18)
Total stockholders’ equity	200,278	200,943
Total liabilities and stockholders’ equity	$358,336	$336,153

 ULTRA CLEAN HOLDINGS, INC.

 UNAUDITED RECONCILATION OF GAAP TO NON-GAAP ADJUSTED RESULTS

	Three Months Ended
	June 24, 2016	March 25, 2016	June 26, 2015
(in thousands)
Reconciliation of GAAP Net Income to Non-GAAP Net Income
Reported net income (loss) on a GAAP basis	$723	$(3,239)	$2,207
Amortization of intangible assets (1)	1,440	1,440	1,355
Restructuring charges (2)	70	177	-
Income tax effect of non-GAAP adjustments (3)	(406)	(385)	(381)
Income tax effect of valuation allowance (4)	1,384	1,876	-
Non-GAAP net income (loss)	$3,211	$(131)	$3,181

1	Amortization of intangible assets related to the Company's acquisitions of AIT, Marchi and Miconex

2	Adjustment to previous restructuring reserve related to the abandonment of one of the Company's facilities

3	Tax effect on amortization of intangible assets and restructuring charges based on non-gaap tax rate

4	The Company's GAAP tax expense is substantially higher than the Company's non-GAAP tax expense, primarily due to losses in the U.S. with full federal and state valuation allowances. The Company's non-GAAP tax rate and resulting non-GAAP tax expense considers the tax implications as if there was no federal or state valuation allowance position in effect.

	Three Months Ended
	June 24, 2016	March 25, 2016	June 26, 2015
Reconciliation of GAAP Earnings Per Diluted Share to Non-GAAP
Earnings Per Diluted Share
Reported net income (loss) on a GAAP basis	$0.02	$(0.10)	$0.07
Amortization of intangible assets	0.05	0.04	0.04
Restructuring charges	0.00	0.01	-
Income tax effect of non-GAAP adjustments	(0.01)	(0.01)	(0.01)
Income tax effect of valuation allowance	0.04	0.06	-
Non-GAAP net income (loss)	$0.10	$(0.00)	$0.10
Weighted average number of diluted shares (in thousands)	32,792	32,309	31,777

ULTRA CLEAN HOLDINGS, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP EFFECTIVE INCOME TAX RATE

	Three Months Ended	Three Months Ended
	June 24, 2016	March 25, 2016
(in thousands, except percentages)
Provision for income taxes on a GAAP basis	$2,160	$1,450
Income tax effect of non-GAAP adjustments (1)	406	385
Income tax effect of valuation allowance (2)	(1,384)	(1,876)
Non-GAAP provision for income taxes	$1,182	$(41)

Income before income taxes on a GAAP basis	$2,883	$(1,789)
Amortization of intangible assets	1,440	1,440
Restructuring charges	70	177
Non-GAAP income before income taxes	4,393	(172)

Effective income tax rate on a GAAP basis	74.9%	(81.1%)
Non-GAAP effective income tax rate	26.9%	23.8%

1	Tax effect on amortization of intangible assets and restructuring charges based on non-gaap tax rate

2	The Company's GAAP tax expense is substantially higher than the Company's non-GAAP tax expense, primarily due to losses in the U.S. with full federal and state valuation allowances. The Company's non-GAAP tax rate and resulting non-GAAP tax expense considers the tax implications as if there was no federal or state valuation allowance position in effect.